Exhibit 10.1

[FORM OF SUBSCRIBER UNIT PURCHASE AGREEMENT FOR MULTIFON S.A. DE C.V.]

SUBSCRIBER UNIT PURCHASE AGREEMENT
FOR MULTIFON S.A. DE C.V.

     This Agreement is entered into between Motorola Inc., by and through its iDEN Subscriber Group, having a place of business at 8000 West Sunrise Boulevard, Fort Lauderdale, Florida, 33322 (hereinafter “Seller” or “MOTOROLA”) and Multifon S.A. de C.V., a company formed under the laws of Mexico, with a place of business at Boulevard Manuel Avila Camacho# 36 piso 9, Col, Loamas de Chapultepec, Mexico DF MX 11000 (hereinafter, together with any wholly-owned subsidiary previously accepted by the Seller, collectively known as “Buyer”).

     This agreement applies only for sales of Motorola iDEN subscriber products for distribution outside of the United States. Buyer agrees to purchase and Seller agrees to sell selected Motorola iDEN subscriber products manufactured in Seller’s facilities in Plantation, Florida, USA, (hereinafter “Products”) during a term beginning on the date of the last signature hereto (“Effective Date”), and ending with 60 days written notice by either party (“Term”), under the terms and conditions set forth in this Agreement. Buyer may purchase products manufactured at Seller’s other facilities under terms and conditions acceptable to both parties at the time such purchases are desired.

PURCHASE ORDERS. All orders by Buyer shall be only upon the terms and conditions of this Agreement. Buyer must stipulate in the purchase order its desire for thirty (30) day terms or three hundred sixty (360) day deferred payment terms. The only effect of any terms and conditions in Buyer’s purchase orders or elsewhere shall be to request the payment terms and the time and number of units to be delivered, subject to Seller’s acceptance, but they shall not change, alter or add to the terms and conditions of this Agreement in any other way. Except as provided below, Seller’s invoice shall also not change the terms and conditions of this Agreement. Cancellation charges, which shall include all costs incurred or committed for, may apply for any cancelled order. Seller shall use its reasonable best efforts, including shipment to other Nextel properties, to mitigate any costs incurred as a result of the Buyer’s cancellation of an order within the non-cancelable period. Purchase orders are non-cancelable fifteen (15) days or less before the requested ship date.

PRICING. Contract prices for Products require firm and prosecutable orders thirty (30) day prior to requested ship date. Prices applicable to Products sold pursuant to this Agreement (“Prices”) are those negotiated from time to time by Nextel Communications, Inc. and Motorola, Inc. In order for Prices to be applicable, the purchase orders submitted to Seller must reference this Agreement.

PAYMENT TERMS AND CONDITIONS. Seller will invoice Buyer for the Products on or about the date of shipment thereof. Payment of each invoiced amount is due within 30 days of the date of the invoice; provided, however, that Buyer may defer payment of invoiced amounts not to exceed an amount as set forth in a separate letter from the Seller, for a period of up to three hundred sixty (360) days from the original invoice date (each a “Maturity Date” and collectively the “Maturity Dates”). In the event that Buyer shall have stipulated in any purchase order its desire for up to three hundred sixty (360) day deferred payment terms, the entire amount of such purchase order shall bear interest from the date of the receipt by Seller of such purchase order at a rate of 12% per annum; provided, however, that the present value of such interest, calculated by discounting at the Discount Rate the amount of interest which would have otherwise been payable on the deferred payment date, shall be prepaid to Seller on the date of the receipt by Seller of such purchase order. Seller shall not be obligated to ship any Products until it shall have received payment in full of such prepaid interest. Seller will invoice Buyer for the Products on or about the date of shipment thereof. Payment of each invoiced amount is due within thirty (30) or up to three hundred sixty (360) days of the date of the Invoice, depending upon whether Buyer shall have elected to defer payment terms as provided above (each initial or deferred payment date, a “Maturity Date” and collectively the “Maturity Dates”). All payments shall be free and clear of all taxes, withholdings, charges, fees, costs or duties applicable to this transaction. Should the Buyer fail to make payment on the Maturity Date of any Invoice, the Buyer agrees to pay Seller, on demand, interest on such Receivable at a rate of 14% per annum, compounded daily, from the maturity date of such Invoice until the full payment thereof. As used herein, the term “Discount Rate” shall mean the rate published on the date of the relevant purchase order by The Wall Street Journal with respect to the one-year London Interbank Offered Rate (LIBOR) (or, if no such rate is so published, such other discount rate as shall be mutually agreed in advance by Buyer and Seller). The foregoing notwithstanding, in the event that (i) any interest payment is not made when due, (ii) any deferred payment hereunder is not made on a Maturity Date, or (iii) an event occurs which has a material adverse effect on the business, operations, condition (financial or otherwise), or profits of the Buyer, the Seller may (a) demand payment of cash on delivery, or otherwise modify the payment terms hereunder with respect to any future shipments of Products pursuant to this Agreement, (b) reduce Buyer’s credit limit, (c) require collateral security for any future deferred payments, (d) suspend all shipments under this Agreement, and/or (e) accelerate payment of all amounts outstanding pursuant to this Agreement and exercise all available remedies under applicable law.

Buyer acknowledges that Seller is procuring insurance with respect to the deferred payments under this Agreement and agrees to provide all documents and such other information available to it as is reasonably required in connection with obtaining such insurance.

During the term hereof, Motorola Inc. may, with prior notification to the Buyer, change the payment terms and/or credit limit of this Agreement.

FORECASTS. During the term of this Agreement, Buyer shall provide Seller, on a quarterly basis not less than thirty (30) days prior to the start of the next quarter, a continuous usage forecast for the next two (2) calendar quarters (the “Quarterly Forecast”) to assist Seller in maintaining an orderly production flow for the purpose of Buyer’s delivery requirements. Buyer shall state in the Quarterly Forecast the Product model numbers and projected purchase volume by units for each month of the quarter. The Quarterly Forecast does not constitute a commitment by the Buyer; however, Buyer’s failure to provide such information may be considered cause by Seller for excusable delivery delay.

DELIVERY AND TITLE. All deliveries are FCA Seller’s plant, Plantation Florida United States. Each such delivery will be separately invoiced. DELIVERY DATES ARE BEST ESTIMATES ONLY. Title to the Products will pass to Buyer at the Seller’s plant, Plantation, Florida.

FORCE MAJEURE. Neither party shall be liable for any delay or failure to perform due to any cause beyond its reasonable control. Causes include, but are not limited to strikes, acts of God, acts of the other party, interruptions of transportation or inability to obtain necessary labor, materials or facilities, or default of any supplier, or delays in regulatory authorization or license grant. The delivery schedule shall be considered extended by a period of time equal to the time lost because of any excusable delay. In the event either party is unable to wholly or partially perform for a period greater than forty-five (45) days because of any cause beyond its reasonable control, either party may terminate any delayed order without any liability.

LICENSE DISCLAIMER. Nothing contained herein shall be deemed to grant either directly or by implication, estoppel, or otherwise, any license under any patents, copyrights, trademarks or trade secrets of SELLER.

TAXES. Except for the amount, if any, of specific taxes stated in the Agreement, Prices are exclusive of any amount for Federal, State and/or Local excise, sales, use, property, retailer’s, occupation or any other assessment in the nature of taxes however designated, on the Products and/or services provided under this Agreement. If any such excluded tax, exclusive however, of any taxes measured by Seller’s net income or taxes based on Seller’s gross receipts or based on Seller’s franchise, is determined to be applicable to this transaction or to the extent Seller is required to pay or bear the burden thereof, one hundred percent (100%) thereof shall be added to the Prices and paid by Buyer subject to prior substantiation by Seller. Personal property taxes assessed on the Products after the date title transfers under this paragraph shall be the responsibility of Buyer. In the event Buyer claims exemption from sales, use or other such taxes under this Agreement, Buyer shall hold Seller harmless of any subsequent assessments levied by a proper taxing authority for such taxes, including interest, penalties, and late charges.

Upon Seller’s request, Buyer shall produce sufficient evidence within thirty (30) days of such request to prove that Buyer has fulfilled its obligation relating to all taxes, duties, and fees. If any such taxes, duties, or fees are determined to be applicable to this transaction and notwithstanding Buyer’s responsibility, Seller is required to pay or bear the burden thereof, then Prices shall be increased by the amount of such taxes and any interest or penalty, and Buyer shall pay to Seller the full amount of any such increase no later than thirty (30) days after receipt of an invoice. Customs clearance, or related costs pertaining to import of the Products are the responsibility of Buyer. No such costs have been included in Seller’s Prices.

TECHNICAL ASSISTANCE. Seller’s warranty shall not be enlarged, and no obligation or liability shall arise out of Seller’s rendering of technical advice, facilities or service in connection with Buyer’s purchase of the Products furnished.

LIMITATION OF LIABILITY. EITHER PARTY’S TOTAL LIABILITY, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, IS LIMITED TO THE PRICE OF THE PARTICULAR PRODUCTS SOLD HEREUNDER WITH RESPECT TO WHICH LOSSES OR DAMAGES ARE CLAIMED. BUYER’S SOLE REMEDY IS TO REQUEST SELLER AT SELLER’S OPTION TO EITHER REFUND THE PURCHASE PRICE, REPAIR OR REPLACE PRODUCT (S) THAT ARE NOT AS WARRANTED. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOSS OF USE, LOSS OF TIME, INCONVENIENCE, COMMERCIAL LOSS, LOST PROFITS OR SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE FULL EXTENT SUCH MAY BE DISCLAIMED BY LAW.

LOGOS AND TRADEMARKS. In order that Seller may protect its trademarks, trade names, corporate slogans, corporate logo, goodwill and product designations, Buyer, without the express written consent of Seller, shall have no right to use any such marks, names, slogans or designations of Seller in the sales, lease or advertising of any products or on any product container, component part, business forms, sales, advertising and promotional materials or other business supplies or material, whether in writing, orally or otherwise. Buyer agrees to provide Motorola with advertising material containing any Motorola marks for approval before such marks are used. Motorola agrees to review Buyer’s advertising material in a reasonable time and to not unreasonably withhold or delay approval thereof. To minimize the impact of this review on the Buyer, Motorola will provide Buyer with guidelines on the use of Motorola logos. Compliance with these guidelines shall serve to relieve Buyer from having to submit advertisements for prior approval.

PARTY RELATIONSHIP. This Agreement does not create any agency, joint venture or partnership between Buyer and Seller. Neither party shall impose or create any obligation or responsibility, express or implied, or make any promises, representations or warranties on behalf of the other party, other than as expressly provided herein.

WAIVER. The failure of either party to insist in any one or more instances, upon the performance of any of the terms or conditions herein or to exercise any right hereunder shall not be construed as a waiver or relinquishment of the future performance of any such terms or conditions or the future exercise of such right but the obligation of the other party with respect to such future performance shall continue in full force and effect.

DEFAULT. Notwithstanding anything to the contrary hereunder, in the event that either party shall be in breach or default of any of the terms or conditions of this Agreement and such breach or default shall continue for a period of thirty (30) days after the giving of written notice by the non-defaulting party, then subject to the other terms and conditions of this Agreement, the non-defaulting party, in addition to other rights and remedies it may have in law or equity, shall have the right to immediately cancel this Agreement without any charge or liability whatsoever.

DISPUTE RESOLUTION. The parties agree that any claims or disputes will be submitted to non-binding mediation prior to initiation of any formal legal process. Costs of mediation will be shared equally.

WARRANTY. The warranty document supplied with the Product at the time of shipping shall govern the warranty coverage provided under this Agreement.

GENERAL. This Agreement constitutes the entire and final expression of agreement between the parties pertaining to the subject matter hereof and supersedes all other communications, oral or written, between the parties. No alterations or modifications of this Agreement shall be binding upon either Buyer or Seller unless made in writing and signed by an authorized representative of each. If any term or condition of this Agreement shall to any extent be held by a court or other tribunal to be invalid, void or unenforceable, then that term or condition shall be inoperative and void insofar as it is in conflict with law, but the remaining rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular term or condition held to be invalid, void or unenforceable. Buyer shall make no assignment of this Agreement or of any right granted herewith without the prior written consent of SELLER. Any assignment of this Agreement is null and void. The laws of the State of Illinois of the United States shall govern this Agreement.

     Unless this Agreement is superseded by a new agreement, or otherwise terminated pursuant to the terms contained herein, this Agreement will continue in effect beyond its Initial Term until terminated by either party upon thirty (30) days prior written notice.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the 20th day of July 2002.

	SELLER:		BUYER:
	MOTOROLA INC.		MULTIFON S.A. DE C.V.
By:		By:
	Signature		Signature
Printed Name: Mark Shockley		Printed Name: MARIA CRISTINA PEÑA

Title:	Title:	CHIEF FINANCIAL OFFICER 20 July, 2002
Date:	Date: